Exhibit 99.1
CORRECTING AND REPLACING BEACON REPORTS THIRD QUARTER 2023 RESULTS
HERNDON, VA. — (BUSINESS WIRE) — November 3, 2023 — Please replace the release dated November 2, 2023 with the following corrected version to reflect the following adjustments to the financial statements and information: (i) net income (loss) attributable to common stockholders in the consolidated statements of operations was corrected to $321.1 million for the nine months ended September 30, 2022, and (ii) payment of debt issuance costs of $6.6 million was included within financing activities in the consolidated statements of cash flows for the nine months ended September 30, 2023. Other than as described above, there are no changes to the financial statements and information contained in the release dated November 2, 2023.
The updated release reads:
BEACON REPORTS THIRD QUARTER 2023 RESULTS
•Execution on Ambition 2025 growth initiatives drove record top line
•Disciplined pricing combined with operating leverage benefits generated strong third quarter profitability
•Substantial cash flow generation and balance sheet capacity enabled investments in growth and returns
•Repurchased and retired all outstanding convertible preferred shares
HERNDON, VA. — (BUSINESS WIRE) — November 2, 2023 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”) announced results today for the third quarter ended September 30, 2023.
“Beacon’s third quarter results were outstanding, reflecting our team’s high caliber execution on our Ambition 2025 strategic plan and the power of our business model,” said Julian Francis, Beacon’s President & CEO. “We demonstrated that we have multiple levers of growth and can achieve results in any environment. The vast majority of our market demand is from non-discretionary repair and reroofing and in the third quarter we demonstrated our ability to capitalize on that non-discretionary demand. In addition, we stayed focused on those items within our control including disciplined pricing, labor productivity and working capital management. As a result, we delivered record quarterly net sales, strong net income, our highest Adjusted EBITDA in history and solid cash flow generation. We have deployed a substantial amount of capital on growth projects and returns to shareholders so far in 2023, while remaining well within our target debt leverage range. We built on our track record of value-creating M&A, including a meaningful expansion to our Waterproofing footprint. We’ve continued to add greenfield branch locations to enhance our organic growth potential. And, during the quarter, we repurchased all the outstanding preferred shares as well as approximately $25M worth of common shares, reducing the as-converted share count by more than 13%. As we enter the fourth quarter, our team is well-positioned to build on our momentum to deliver superior value to our customers, shareholders, employees and communities and deliver on Ambition 2025.”
Third Quarter Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(Unaudited; $ in millions, except per share amounts)
Net sales	$2,584.3	$2,415.2	$6,820.3	$6,460.3
Gross profit	$672.6	$630.2	$1,750.7	$1,719.9
Gross margin %	26.0%	26.1%	25.7%	26.6%

Operating expense	$418.8	$398.8	$1,202.0	$1,142.8
% of net sales	16.2%	16.5%	17.6%	17.7%
Adjusted Operating Expense[1]	$395.2	$373.7	$1,129.6	$1,066.5
% of net sales[1]	15.3%	15.5%	16.6%	16.5%

Net income (loss)	$161.3	$154.8	$339.9	$385.1
% of net sales	6.3%	6.4%	4.9%	6.0%
Adjusted Net Income (Loss)[1]	$180.0	$174.5	$396.7	$444.7
% of net sales[1]	7.0%	7.2%	5.8%	6.9%
Adjusted EBITDA[1]	$309.6	$284.2	$712.9	$731.4
% of net sales[1]	12.0%	11.8%	10.5%	11.3%

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Third Quarter
Net sales increased 7.0% (8.7% on a per-day basis) compared to the prior year to $2.58 billion, a Company record for quarterly net sales. The increase in net sales was largely driven by the contributions of acquired branches and greenfields over the last four quarters. Additionally, estimated organic volumes (including greenfields) increased approximately 1-2% (3-4% on a per-day basis) and weighted-average selling price increased approximately 0-1%.
Residential roofing product sales increased 13.6% (15.4% on a per-day basis), non-residential roofing product sales decreased 7.6% (6.2% on a per-day basis), and complementary product sales increased 12.7% (14.5% on a per-day basis) compared to the prior year. The increase in residential roofing product sales was primarily due to higher volumes. The increase in complementary product sales was largely due to the November 2022 acquisition of Coastal Construction Products. The three-month periods ended September 30, 2023 and 2022 had 63 and 64 business days, respectively.
Gross margin decreased slightly to 26.0%, from 26.1% in the prior year, as higher product costs offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches and greenfields. Excluding these impacts, operating expense from existing branches decreased by approximately 3.3%, or $13.2 million. The comparative decrease was related to a decrease in payroll and benefits costs, primarily due to lower incentive compensation, and decreases in selling, general and administrative expenses. On a consolidated basis, both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were comparatively lower in the third quarter of 2023, driven by higher sales combined with cost management.
Net income (loss) was $161.3 million, compared to $154.8 million in the prior year. Adjusted EBITDA was $309.6 million, compared to $284.2 million in the prior year. Third quarter results compared to the prior year period were driven by higher net sales and operating leverage as described above. Net income (loss) per common share (“EPS”) on a diluted basis was $(4.16), compared to $1.95 in the prior year. The negative diluted EPS in 2023 is attributable to the $414.6 million preferred stock repurchase premium, which is included as a component of net income (loss) attributable to common stockholders in calculating EPS. See full reconciliation in the consolidated statements of operations below.
In February 2023, Beacon announced an increase in its share repurchase program, pursuant to which the Company may purchase up to $500 million of its common stock (inclusive of the $112 million remaining authorization under the program announced in February 2022). In the third quarter of 2023, the Company repurchased and retired $25.1 million of its common stock on the open market through Rule 10b5-1 repurchase plans. As a result, there were 63.2 million shares of common stock outstanding as of September 30, 2023.
In July 2023, the Company repurchased all 400,000 issued and outstanding shares of its preferred stock from an affiliate of Clayton, Dubilier & Rice, LLC for $805.4 million, including $0.9 million of accrued but unpaid dividends. The aggregate repurchase price and related transaction fees and expenses were financed by a combination of proceeds from a new offering of senior notes, as well as borrowings under our secured credit facility and cash on hand.
Year-to-Date
Net sales increased 5.6% compared to the prior year to $6.82 billion, a Company record for net sales for the first nine months. The increase in net sales was largely driven by the contributions of acquired branches and greenfields over the last four quarters. Additionally, weighted-average selling price increased approximately 3-4%, while estimated organic volumes (including greenfields) decreased approximately 2-3%.
Residential roofing product sales increased 8.3%, non-residential roofing product sales decreased 5.5%, and complementary product sales increased 14.9% compared to the prior year. The increase in complementary product sales was largely due to the November 2022 acquisition of Coastal Construction Products. The nine-month periods ended September 30, 2023 and 2022 each had 191 business days.
Gross margin decreased to 25.7%, from 26.6% in the prior year, as higher product costs more than offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense were largely from acquired branches and greenfields. Excluding these impacts, operating expense from existing branches decreased by approximately 2.3%, or $26.6 million. The comparative decrease was related to a decrease in payroll and benefits costs, primarily due to lower incentive compensation. On a consolidated basis, operating expense as a percent of sales was slightly lower year-over-year. On a consolidated basis, Adjusted Operating Expense as a percent of sales was slightly higher in 2023, driven by increases in payroll and benefits costs related to additional headcount to support both new and acquired branches and future growth initiatives, as well as by inflation, partially offset by lower incentive compensation.
Net income (loss) was $339.9 million, compared to $385.1 million in the prior year. Adjusted EBITDA was $712.9 million, compared to $731.4 million in the prior year. Results in the first nine months compared to the prior year period were largely driven by the decrease in gross margins and higher operating expenses described above. Diluted EPS was $(1.93), compared to $4.65 in the prior year. The negative diluted EPS in 2023 is attributable to the $414.6 million preferred stock repurchase premium, which is included as a component of net income (loss) attributable to common stockholders in calculating EPS. See full reconciliation in the consolidated statements of operations below.

In the first nine months of 2023, the Company repurchased and retired $99.9 million of its common stock on the open market through Rule 10b5-1 repurchase plans. As a result, shares of common stock outstanding decreased, net of issuance, to 63.2 million as of September 30, 2023, from 64.2 million as of December 31, 2022. As of September 30, 2023, we had approximately $400 million available for repurchases remaining under the current Repurchase Program.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.
Earnings Call
The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Third Quarter 2023 Earnings Call
When:	Thursday, November 2, 2023
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2022 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	2023	% of Net Sales	2022	% of Net Sales
Net sales	$2,584.3	100.0%	$2,415.2	100.0%	$6,820.3	100.0%	$6,460.3	100.0%
Cost of products sold	1,911.7	74.0%	1,785.0	73.9%	5,069.6	74.3%	4,740.4	73.4%
Gross profit	672.6	26.0%	630.2	26.1%	1,750.7	25.7%	1,719.9	26.6%
Operating expense:
Selling, general and administrative	374.3	14.5%	357.9	14.8%	1,071.3	15.7%	1,022.6	15.8%
Depreciation	23.1	0.9%	19.0	0.8%	65.6	1.0%	55.4	0.9%
Amortization	21.4	0.8%	21.9	0.9%	65.1	0.9%	64.8	1.0%
Total operating expense	418.8	16.2%	398.8	16.5%	1,202.0	17.6%	1,142.8	17.7%
Income (loss) from operations	253.8	9.8%	231.4	9.6%	548.7	8.1%	577.1	8.9%
Interest expense, financing costs and other	35.2	1.3%	22.8	1.0%	89.0	1.4%	58.3	0.9%
Income (loss) before provision for income taxes	218.6	8.5%	208.6	8.6%	459.7	6.7%	518.8	8.0%
Provision for (benefit from) income taxes	57.3	2.2%	53.8	2.2%	119.8	1.8%	133.7	2.0%
Net income (loss)	$161.3	6.3%	$154.8	6.4%	$339.9	4.9%	$385.1	6.0%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$161.3	6.2%	$154.8	6.4%	$339.9	5.0%	$385.1	6.0%
Dividends on preferred stock	(1.9)	(0.1)%	(6.0)	(0.2)%	(13.9)	(0.2)%	(18.0)	(0.3)%
Undistributed income allocated to participating securities	(7.6)	(0.3)%	(19.3)	(0.8)%	(34.3)	(0.5)%	(46.0)	(0.7)%
Repurchase Premium	(414.6)	(16.0)%	—	0.0%	(414.6)	(6.1)%	—	0.0%
Net income (loss) attributable to common stockholders	$(262.8)	(10.2)%	$129.5	5.4%	$(122.9)	(1.8)%	$321.1	5.0%

Weighted-average common shares outstanding:
Basic	63.2		65.0		63.7		67.7
Diluted	63.2		66.4		63.7		69.1

Net income (loss) per common share:
Basic	$(4.16)		$1.99		$(1.93)		$4.74
Diluted	$(4.16)		$1.95		$(1.93)		$4.65

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(Unaudited; in millions)

	September 30,	December 31,	September 30,
	2023	2022	2022
Assets
Current assets:
Cash and cash equivalents	$69.7	$67.7	$84.9
Accounts receivable, net	1,415.7	1,009.1	1,352.5
Inventories, net	1,307.9	1,322.9	1,388.9
Prepaid expenses and other current assets	518.9	417.8	415.3
Total current assets	3,312.2	2,817.5	3,241.6
Property and equipment, net	396.3	337.0	306.2
Goodwill	1,933.6	1,916.3	1,782.7
Intangibles, net	410.5	447.7	361.4
Operating lease assets	483.0	467.6	432.1
Deferred income taxes, net	4.9	9.9	56.4
Other assets, net	12.5	7.5	4.0
Total assets	$6,553.0	$6,003.5	$6,184.4

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,179.9	$821.0	$1,062.2
Accrued expenses	601.3	448.0	512.9
Current operating lease liabilities	99.2	94.5	89.6
Current finance lease liabilities	21.9	16.1	14.0
Current portion of long-term debt/obligations	10.0	10.0	10.0
Total current liabilities	1,912.3	1,389.6	1,688.7
Borrowings under revolving lines of credit, net	218.3	254.9	246.1
Long-term debt, net	2,193.9	1,606.4	1,608.0
Other long-term liabilities	0.6	0.2	0.1
Non-current operating lease liabilities	395.9	382.1	349.8
Non-current finance lease liabilities	82.3	67.0	60.3
Total liabilities	4,803.3	3,700.2	3,953.0

Convertible Preferred Stock	—	399.2	399.2

Stockholders' equity:
Common stock	0.6	0.6	0.7
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,220.3	1,187.2	1,133.6
Retained earnings	534.7	728.8	711.6
Accumulated other comprehensive income (loss)	(5.9)	(12.5)	(13.7)
Total stockholders' equity	1,749.7	1,904.1	1,832.2
Total liabilities and stockholders' equity	$6,553.0	$6,003.5	$6,184.4

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Nine Months Ended September 30,
	2023	2022
Operating Activities
Net income (loss)	$339.9	$385.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	130.7	120.2
Stock-based compensation	22.2	21.0
Certain interest expense and other financing costs	1.7	3.9
Gain on sale of fixed assets and other	(13.7)	(4.3)
Deferred income taxes	1.6	0.6
Changes in operating assets and liabilities:
Accounts receivable	(394.4)	(500.0)
Inventories	37.7	(228.3)
Prepaid expenses and other current assets	(89.4)	(28.4)
Accounts payable and accrued expenses	491.2	305.6
Other assets and liabilities	(1.8)	5.8
Net cash provided by (used in) operating activities	525.7	81.2

Investing Activities
Purchases of property and equipment	(85.5)	(54.5)
Acquisition of business, net	(73.7)	(16.5)
Proceeds from the sale of assets	15.3	4.5
Purchases of investments	(1.0)	—
Net cash provided by (used in) investing activities	(144.9)	(66.5)

Financing Activities
Borrowings under revolving lines of credit	1,720.0	2,046.4
Payments under revolving lines of credit	(1,757.9)	(1,793.9)
Payments under term loan	(7.5)	(7.5)
Borrowings under senior notes	600.0	—
Payment of debt issuance costs	(6.6)	—
Payments under equipment financing facilities and finance leases	(14.3)	(8.2)
Repurchase of convertible preferred stock	(805.6)	—
Repurchase and retirement of common stock, net	(100.5)	(338.1)
Advance payment for equity forward contract	—	(50.0)
Proceeds from disgorgement of short-swing profits[1]	5.9	—
Payment of dividends on Preferred Stock	(18.9)	(18.0)
Proceeds from issuance of common stock related to equity awards	9.7	14.5
Payment of taxes related to net share settlement of equity awards	(3.1)	(0.4)
Net cash provided by (used in) financing activities	(378.8)	(155.2)

Effect of exchange rate changes on cash and cash equivalents	—	(0.4)

Net increase (decrease) in cash and cash equivalents	2.0	(140.9)
Cash and cash equivalents, beginning of period	67.7	225.8
Cash and cash equivalents, end of period	$69.7	$84.9

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$73.1	$52.3
Income taxes, net of refunds[2]	$76.2	$113.2

1.During the nine months ended September 30, 2023, the Company received payments of $5.9 million from a shareholder related to short-swing trading profits disgorged pursuant to Section 16(b) of the Securities Exchange Act of 1934. The payments were recorded to additional paid-in capital on the condensed consolidated balance sheets.
2.Nine months ended September 30, 2022 amount includes $18.6 million related to the transition period from October 1, 2021 to December 31, 2021.

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended September 30,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$1,372.8	53.1%	$1,208.3	50.0%	$164.5	13.6%
Non-residential roofing products	675.2	26.1%	731.1	30.3%	(55.9)	(7.6)%
Complementary building products	536.3	20.8%	475.8	19.7%	60.5	12.7%
	$2,584.3	100.0%	$2,415.2	100.0%	$169.1	7.0%

Sales by Business Day[1,2]
	Three Months Ended September 30,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$21.8	53.1%	$18.9	50.0%	$2.9	15.4%
Non-residential roofing products	10.7	26.1%	11.4	30.3%	(0.7)	(6.2)%
Complementary building products	8.5	20.8%	7.4	19.7%	1.1	14.5%
	$41.0	100.0%	$37.7	100.0%	$3.3	8.7%

1.The three-month periods ended September 30, 2023 and 2022 had 63 and 64 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Nine Months Ended September 30,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$3,521.5	51.6%	$3,250.9	50.3%	$270.6	8.3%
Non-residential roofing products	1,796.2	26.4%	1,901.5	29.4%	(105.3)	(5.5)%
Complementary building products	1,502.6	22.0%	1,307.9	20.3%	194.7	14.9%
	$6,820.3	100.0%	$6,460.3	100.0%	$360.0	5.6%

Sales by Business Day[1,2]
	Nine Months Ended September 30,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$18.4	51.6%	$17.0	50.3%	$1.4	8.3%
Non-residential roofing products	9.4	26.4%	10.0	29.4%	(0.6)	(5.5)%
Complementary building products	7.9	22.0%	6.8	20.3%	1.1	14.9%
	$35.7	100.0%	$33.8	100.0%	$1.9	5.6%

1.The nine-month periods ended September 30, 2023 and 2022 each had 191 business days.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain costs related to historical acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; costs related to changing our fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
•COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic. Beginning January 1, 2023, the Company determined COVID-19 impacts should no longer be considered an adjusting item. This change was applied prospectively.
The following table presents the impact and respective location of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A1	Amortization	Interest Expense	Income Taxes[2]	Total
Three Months Ended September 30, 2023
Acquisition costs	$2.2	$21.4	$1.0	$—	$24.6
Restructuring costs	—	—	0.5	—	0.5
Total adjusting items	$2.2	$21.4	$1.5	$—	$25.1
Three Months Ended September 30, 2022
Acquisition costs	$1.6	$21.9	$1.0	$—	$24.5
Restructuring costs	1.4	—	0.3	—	1.7
COVID-19 impacts	0.2	—	—	—	0.2
Total adjusting items	$3.2	$21.9	$1.3	$—	$26.4

Nine Months Ended September 30, 2023
Acquisition costs	$5.3	$65.1	$3.0	$—	$73.4
Restructuring costs	2.0	—	1.0	—	3.0
Total adjusting items	$7.3	$65.1	$4.0	$—	$76.4
Nine Months Ended September 30, 2022
Acquisition costs	$3.8	$64.8	$3.0	$—	$71.6
Restructuring costs	6.0	—	0.9	—	6.9
COVID-19 impacts	1.7	—	—	—	1.7
Total adjusting items	$11.5	$64.8	$3.9	$—	$80.2

1.Selling, general and administrative expense (“SG&A”).
2.For tax impact of adjusting items, see Adjusted Net Income (Loss) table below.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expense	$418.8	$398.8	$1,202.0	$1,142.8
Acquisition costs	(23.6)	(23.5)	(70.4)	(68.6)
Restructuring costs	—	(1.4)	(2.0)	(6.0)
COVID-19 impacts	—	(0.2)	—	(1.7)
Adjusted Operating Expense	$395.2	$373.7	$1,129.6	$1,066.5

Net sales	$2,584.3	$2,415.2	$6,820.3	$6,460.3
Operating expense as % of sales	16.2%	16.5%	17.6%	17.7%
Adjusted Operating Expense as % of sales	15.3%	15.5%	16.6%	16.5%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$161.3	$154.8	$339.9	$385.1
Adjusting items:
Acquisition costs	24.6	24.5	73.4	71.6
Restructuring costs	0.5	1.7	3.0	6.9
COVID-19 impacts	—	0.2	—	1.7
Total adjusting items	25.1	26.4	76.4	80.2
Less: tax impact of adjusting items[1]	(6.4)	(6.7)	(19.6)	(20.6)
Total adjustments, net of tax	18.7	19.7	56.8	59.6
Adjusted Net Income (Loss)	$180.0	$174.5	$396.7	$444.7

Net sales	$2,584.3	$2,415.2	$6,820.3	$6,460.3
Net income (loss) as % of sales	6.3%	6.4%	4.9%	6.0%
Adjusted Net Income (Loss) as % of sales	7.0%	7.2%	5.8%	6.9%

1.Amounts represent tax impact on adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended September 30, 2023 and 2022 were calculated using a blended effective tax rate of 25.5% and 25.4%, respectively. The tax impact of adjustments for the nine months ended September 30, 2023 and 2022 were calculated using a blended effective tax rate of 25.7% for each period.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$161.3	$154.8	$339.9	$385.1
Interest expense, net	36.4	23.6	93.0	59.9
Income taxes	57.3	53.8	119.8	133.7
Depreciation and amortization	44.5	40.9	130.7	120.2
Stock-based compensation	7.9	7.9	22.2	21.0
Acquisition costs[1]	2.2	1.6	5.3	3.8
Restructuring costs[1]	—	1.4	2.0	6.0
COVID-19 impacts	—	0.2	—	1.7
Adjusted EBITDA	$309.6	$284.2	$712.9	$731.4

Net sales	$2,584.3	$2,415.2	$6,820.3	$6,460.3
Net income (loss) as % of sales	6.3%	6.4%	4.9%	6.0%
Adjusted EBITDA as % of sales	12.0%	11.8%	10.5%	11.3%

1.Amounts represent adjusting items included in SG&A and other income (expense); remaining adjusting item balances are embedded within the other line item balances reported in this table.